EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30935, 333-112700, 333-140229, 333-171344, and 333-192727 on Form S-8 of our reports dated September 14, 2015, relating to the consolidated financial statements of Provident Financial Holdings, Inc., and subsidiary (the “Corporation”), and the effectiveness of the Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Corporation for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
September 14, 2015